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HEALTHCARE COMPARE CORP. AND SUBSIDIARIES                           EXHIBIT 11.1
COMPUTATION OF PRIMARY EARNINGS PER COMMON SHARE
(UNAUDITED)
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

                                                   Three Months Ended March 31,
                                                   ----------------------------
                                                         1997        1996
                                                     -----------  -----------

  Net income ......................................  $20,834,000  $18,950,000
                                                     ===========  ===========
  Weighted average number of common shares
   outstanding:
     Shares outstanding from beginning of period ..   33,697,000   34,635,000
     Other issuances of common stock ..............       31,000      258,000
     Purchases of treasury stock                        (202,000)     (73,000)
     Common Stock Equivalents:
     Additional equivalent shares issuable from
      assumed exercise of common stock options ....      631,000      825,000
                                                     -----------  -----------
  Weighted average common and common share
   equivalents ....................................   34,157,000   35,645,000
                                                     ===========  ===========
  Net income per common share .....................  $       .61  $       .53
                                                     ===========  ===========


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